Exhibit 99.6

CONSENT
OF
QATALYST PARTNERS LP
We hereby consent to the use in the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Cloudera, Inc. of our opinion dated October 3, 2018 appearing as Annex C to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinion of Hortonworks’ Financial Advisor”; “The Merger—Background of the Merger”; “The Merger— Hortonworks’ Reasons for the Merger; Recommendation of the Hortonworks Board”; “The Merger—Opinion of Hortonworks’ Financial Advisor”; and “The Merger— Certain Financial Projections Utilized in Connection with the Merger.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ QATALYST PARTNERS LP

November 2, 2018